UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AmSouth Bancorporation

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March 11, 2005

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of AmSouth Bancorporation scheduled for 11:00 A.M. on Thursday, April 21, 2005 at the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, in Birmingham, Alabama. The matters scheduled for consideration at the meeting are described in the attached Notice of Meeting of Shareholders and Proxy Statement.

Your vote is important to us, no matter how many shares you own. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Check your proxy card forwarded by AmSouth or your broker or other holder of record to see the voting options available to you. If you do attend the Annual Meeting and desire to vote in person, you may do so even though you have previously voted your proxy.

Also enclosed is AmSouth’s 2004 Annual Report to Shareholders which contains additional information about AmSouth, including our letter to shareholders and a detailed discussion of our financial performance during the past year. We believe that this information will be useful and informative regarding the current status of your company.

Sincerely,

C. Dowd Ritter

Chairman, President and Chief

Executive Officer

Post Office Box 11007

Birmingham, Alabama 35288

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2005

TO THE HOLDERS OF SHARES OF COMMON STOCK:

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the regular Annual Meeting of Shareholders of AMSOUTH BANCORPORATION will be held at the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue North in Birmingham, Alabama on Thursday, April 21, 2005 at 11:00 A.M., for the purpose of considering and voting upon the following matters:

1.	An AmSouth proposal to elect three directors of Class II to serve for a term of three years until the Annual Meeting of Shareholders in 2008 or until their successors are elected and qualify.

2.	An AmSouth proposal to ratify the appointment of Ernst & Young, LLP as independent registered public accounting firm of the Company to serve for the 2005 fiscal year.

3.	Consideration of a shareholder proposal as set forth in the Proxy Statement, if presented to the meeting; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

All holders of record of shares of AmSouth common stock (NYSE: ASO) at the close of business on February 22, 2005 are entitled to receive notice of the meeting and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

March 11, 2005	John D. Buchanan
Secretary

YOUR VOTE IS IMPORTANT

You can vote one of three ways:

(a)	Via the Internet: Visit the web site listed on your proxy card to vote via the Internet.

(b)	By Telephone: Call the toll-free number listed on your proxy card to vote by phone.

(c)	By Mail: Mark, sign, date and mail your proxy card in the enclosed postage-paid envelope.

PROXY STATEMENT

DATED MARCH 11, 2005

AmSouth Bancorporation

P.O. Box 11007, Birmingham, Alabama 35288

For Annual Meeting of Shareholders

To be Held on April 21, 2005

GENERAL

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of AmSouth Bancorporation (AmSouth or the Corporation or the Company) for the 2005 Annual Meeting of Shareholders to be held on April 21, 2005 and any adjournment or adjournments thereof.

We are mailing this Proxy Statement, together with a form of proxy and voting instruction card (proxy card) and the Company’s annual report for the year ended December 31, 2004, or otherwise making them available through electronic delivery, starting on or about March 18, 2005, to shareholders entitled to vote at the meeting.

Shareholders Entitled to Vote at the Meeting

If you are a registered shareholder at the close of business on the record date, February 22, 2005, you are entitled to receive this notice and to vote at the meeting. There were 353,133,227 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of AmSouth common stock you own.

Electronic Access to Proxy Materials and Annual Report

Shareholders can elect to view future AmSouth Bancorporation proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save AmSouth the cost of producing and mailing these documents. If you already have internet access, there will be no additional charge for you to have electronic access via the internet to our proxy materials and annual report.

If you are a registered shareholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote over the Internet. Registered shareholders, as well as most beneficial shareholders, can enroll to receive electronic delivery of materials by following the instructions on the Investor Relations Resource Center at our web site, www.amsouth.com, or by accessing www.icsdelivery.com/aso.

Shareholders who choose to view future proxy statements and annual reports over the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view AmSouth’s future annual reports and proxy statements electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future shareholders’ meetings unless you cancel it. To cancel, registered shareholders should access www.icsdelivery.com/aso and follow the instructions to cancel your enrollment. If you hold your AmSouth stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-581-7890.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (“SEC”) has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address. In accordance with that rule, AmSouth began householding all annual reports and proxy and information statements effective June 1, 2001.

If you are a new registered shareholder since the record date for our 2004 Annual Meeting and you choose not to have your annual reports and proxy and information statements sent to a single household address as described above, you must opt out by marking the designated box on the enclosed proxy card. If you are a registered shareholder and if you choose to opt out of the householding program at a future date, please write to Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-581-7890 or 1-800-542-1061, and we will cease householding your annual reports and proxy and information statements within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

If you own your AmSouth stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. If you own your shares in record name, you may cast your vote one of three ways:

•	Vote by Internet: You can choose to vote your shares over the Internet site listed on the proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offers access to the World Wide Web. If you vote via the Internet, you do not need to return the proxy card.

•	Vote By Telephone: You can also vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on the proxy card. To vote by phone follow the simple recorded instructions. If you vote by phone, you do not need to return the proxy card.

•	Vote by Mail: If you choose to vote by mail, simply mark the proxy card, and then date, sign and return it in the postage-paid envelope provided.

Shareholders who hold their shares beneficially in street name through a nominee (such as a broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	Properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

•	Voting by ballot at the meeting; or

•	Sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of AmSouth at the address shown on the cover of this proxy statement.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the Annual Meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $8,500 plus the reimbursement of any out-of-pocket expenses incurred. It is possible that Morrow & Co. may be paid additional fees depending upon the services rendered.

In accordance with the SEC and the New York Stock Exchange (“NYSE”) rules, AmSouth will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of AmSouth common stock.

Other Matters

The Board of Directors does not know of any matters that may be brought before the Annual Meeting other than as listed in the Notice of Meeting. If any other matters are properly introduced at the Annual Meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy will vote on such matters in accordance with their discretion.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of the three nominees as directors (see Item 1),

•	FOR the ratification of Ernst & Young, LLP as independent registered public accounting firm (see Item 2), and

•	AGAINST the shareholder proposal (see Item 3).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shares of common stock, $1.00 par value per share, are the only authorized securities of AmSouth entitled to vote, and each outstanding share is entitled to one vote. Only holders of record of common stock at the close of business on February 22, 2005 will be entitled to vote at the Annual Meeting. AmSouth is currently authorized to issue up to seven hundred and fifty million (750,000,000) shares of such common stock. As of February 22, 2005, there were 353,133,227 shares of common stock of AmSouth issued, outstanding and entitled to vote.

Shareholders who are participants in AmSouth’s Direct Stock Purchase and Dividend Reinvestment Plan (the “DRP”) and/or are AmSouth employees who participate in the AmSouth Stock Fund of the AmSouth Thrift Plan will find that the enclosed proxy card or electronic voting instruction shows the total of the number of any shares held by them in their own names (but not in street name through a broker) as well as those shares, including fractions of shares, held on their behalf by the agent for the DRP and/or the trustee for the Thrift Plan.

Voting in one of the ways previously described will allow voting of all shares, including those held by the DRP agent and the trustee for the Thrift Plan. Except with respect to the election of directors, the trustee for the Thrift Plan may, in its discretion, under the terms of the Thrift Plan, vote shares for which no directions have been received.

STOCK OWNERSHIP

At December 31, 2004 no person was known to the management of AmSouth to be the beneficial owner of more than five percent of AmSouth’s outstanding common stock. The following table reflects the number of shares of AmSouth common stock (rounded to the nearest whole number) beneficially owned by (i) each director and nominee for director of AmSouth, (ii) the five most highly compensated executive officers who are not also directors (listed in the table under the heading Certain Executive Officers) and (iii) the directors, nominees and executive officers of AmSouth as a group.

All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to receive shares of AmSouth stock instead of cash when the deferred amounts are paid. Therefore, the ultimate value of the amounts deferred will be tied to the performance of AmSouth stock. As of February 22, 2005, the directors as a group held 72,115 shares of such deferred stock. Certain executive officers of AmSouth have made similar elections to defer receipt of bonuses and to receive shares of AmSouth stock when the deferred amounts are paid. Such stock, whether attributable to deferrals by directors or by executive officers, is hereinafter referred to as Deferred Stock.

	AmSouth Shares Beneficially Owned(1) As of February 22, 2005
Person, Group or Entity	Sole Power(2)		Shared Power(3)	Aggregate	Percent of Total Outstanding
DIRECTORS AND NOMINEES
Earnest W. Deavenport, Jr.	76,448			76,448	*
Martha R. Ingram	102,636			102,636	*
Ronald L. Kuehn, Jr.	70,234		240	70,474	*
James R. Malone	48,262		6,750	55,012	*
Charles D. McCrary	28,354			28,354	*
Claude B. Nielsen	60,350		3,536	63,886	*
C. Dowd Ritter	3,272,250	(4)	19,333	3,291,583	*
Cleophus Thomas, Jr.	20,816		1,442	22,258	*

CERTAIN EXECUTIVE OFFICERS
Candice W. Bagby	540,941	(5)	3,300	544,241	*
O.B. Grayson Hall, Jr.	486,117	(6)		486,117	*
W. Charles Mayer, III	705,522	(7)	16,349	721,871	*
Beth E. Mooney	447,727	(8)		447,727	*
E. W. Stephenson, Jr.	690,983	(9)	64,000	754,983	*
Directors, Nominees and Executive Officers as a group (consisting of 18 persons)	7,828,198	(10)	159,103	7,987,301	2.2%

*	Less than one percent

Notes

(1)	The number of shares reflected are shares which under applicable regulations of the SEC are deemed to be beneficially owned. Shares deemed to be beneficially owned under such regulations include shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is divided, where applicable, into two categories: shares as to which voting/investment power is held solely, and shares as to which voting/investment power is shared.

(2)

Unless otherwise indicated in the following notes, if a beneficial owner is shown as having sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power and shared investment power. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition. The amounts in this column include (a) shares of Deferred Stock held by the following directors in the amounts (rounded) shown: Deavenport—13,521; Ingram—5,935; Kuehn—19,602; Malone—9,870; McCrary—8,284; Nielsen—11,628; and Thomas—3,275; and (b) stock options for 32,839 shares for each of directors Kuehn, Malone and Nielsen, stock options for 31,152 shares for directors Deavenport and Ingram; stock options for 19,866 shares for director McCrary; and stock options for 9,066 shares for director Thomas. These are options that can be exercised within 60 days. Option information for director Ritter is in footnote (4). For directors and executive officers, shares of Deferred Stock are held under deferred compensation plans and have no voting rights. Some individuals are beneficial owners of shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan. The individual has sole voting power, but no direct power of disposition over the shares held in the Stock Fund, but can elect to move monies in and out of the Fund and/or change the amount of contributions, thereby affecting the individual’s balance in the Fund.

(3)	This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee or executive officer, as to all of which beneficial ownership is disclaimed by the respective director, nominee and executive officer.

(4)	Includes 2,455,141 shares which could be acquired within 60 days pursuant to stock options, 320,000 shares of restricted stock and 97,716 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(5)	Includes 408,557 shares which could be acquired within 60 days pursuant to stock options, 50,000 shares of restricted stock and 2,502 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(6)	Includes 386,124 shares which could be acquired within 60 days pursuant to stock options, 50,000 shares of restricted stock and 8,158 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(7)	Includes 514,849 shares which could be acquired within 60 days pursuant to stock options, 75,000 shares of restricted stock and 1,703 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(8)	Includes 341,115 shares which could be acquired within 60 days pursuant to stock options, 75,000 shares of restricted stock, 1,032 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 17,240 shares of Deferred Stock.

(9)	Includes 514,849 shares that could be acquired within 60 days pursuant to stock options, 75,000 shares of restricted stock, 5,652 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 12,183 shares of Deferred Stock.

(10)	141,850 of these shares are held by the AmSouth Stock Fund of the AmSouth Thrift Plan, 744,653 of these shares are restricted stock, 5,851,633 of these shares could be acquired within 60 days pursuant to stock options and 111,990 are shares of Deferred Stock.

As of February 22, 2005, AmSouth held 64,582,216 shares of its common stock as Treasury shares.

ITEM 1—ELECTION OF DIRECTORS

General

Under AmSouth’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes, with the term of office of each class expiring in successive years. AmSouth’s Bylaws provide that the number of directors will be fixed from time to time by the vote of two-thirds of the directors then in office who have been elected by the shareholders. The current number of directors is eight. The terms of Class II Directors expire at this Annual Meeting. The terms of Class III and Class I Directors will expire in 2006 and 2007, respectively.

The Board of Directors is recommending the election to Class II of directors Earnest W. Deavenport, Jr., James R. Malone and Ronald L. Kuehn, Jr. Each of the Class II Directors elected at this Annual Meeting will serve three-year terms expiring at the 2008 Annual Meeting of Shareholders or until the director’s respective successor is elected and qualified, except as provided in the Board Retirement Policy.

Proxies solicited by the Board of Directors will be voted for the election of the nominees named above, unless you withhold your vote. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, if any one of them should become unavailable, the Board of Directors may reduce the size of the board or designate a substitute. If the board designates a substitute nominee, shares represented by proxies will be voted for the substitute nominee.

The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow. The directorships shown are with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. Each of the directors of AmSouth is also a director of AmSouth Bank, a wholly-owned subsidiary of AmSouth.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING THREE NOMINEES FOR ELECTION AS A DIRECTOR:

NOMINEES FOR TERMS EXPIRING IN 2008 (CLASS II)

Earnest W. Deavenport, Jr. Director since 1999

Mr. Deavenport, 66, was Chairman of the Board and Chief Executive Officer from 1994 through 2001 of Eastman Chemical Company, a manufacturer of plastic, chemical and fiber products. He also serves on the boards of Theragenics Corporation, King Pharmaceuticals, Inc. and Acuity Brands, Inc.

James R. Malone Director since 1994

During 2004, Mr. Malone, 62, was named Vice Chairman, President and Chief Executive Officer of Brown Jordan International, Inc., a manufacturer of retail and contract furnishings. He is the Founding and Managing Partner of Qorval LLC, a financial and business restructuring and consulting firm. He was Chairman of the Board 1996-2004 and Chief Executive Officer 1997-2004 of HMI Industries, Inc., a producer of cleaners for residential and commercial use and other industrial manufactured products. From 2000 to 2003 Mr. Malone was a Managing Director of Bridge Associates LLC, which engaged in activities similar to those of Qorval. Mr. Malone also serves on the boards of Ametek, Inc. and Brown Jordan International, Inc.

Ronald L. Kuehn, Jr. Director since 1986

Mr. Kuehn, 69, has been Chairman of the Board of El Paso Corporation, a diversified energy company, since March 2003, a position he also held from October 1999 to December 2000. From March 2003 to September 2003, Mr. Kuehn served as El Paso’s Chief Executive Officer, and from September 2002 to March 2003, Mr. Kuehn was the Lead Director of El Paso. From January 2001 to March 2003, he was a business consultant. Mr. Kuehn served as President and Chief Executive Officer of Sonat Inc., a diversified energy company, from 1984 until his retirement in October 1999. He was Chairman of the board of directors of Sonat from 1986 until his retirement. He is a member of the board of directors of The Dun & Bradstreet Corporation, El Paso Corporation and Praxair, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2006 (CLASS III)

Martha R. Ingram Director since 1999

Ms. Ingram, 69, is the Chairman of the Board of Ingram Industries Inc., a privately held company with diversified businesses in marine transportation, book distributing and insurance, a position she has held since 1995. She also serves on the board of directors of Ingram Micro, Inc. and Weyerhaeuser, Inc.

Charles D. McCrary Director since 2001

Mr. McCrary, 53, has been President and Chief Executive Officer of Alabama Power Company, a public utility, since October 2001. From April 2001 to October 2001, he served as President and Chief Operating Officer of Alabama Power. Mr. McCrary served as President of Southern Company Generation and Energy Marketing (and certain predecessor companies) (affiliate of public utility) from June 1998 to April 2001. He is a member of the board of directors of Alabama Power Company and Southern Power Company.

C. Dowd Ritter Director since 1993

Mr. Ritter, 57, has served as President and Chief Executive Officer of AmSouth and AmSouth Bank and Chairman of the Board of AmSouth Bank since 1996. He is also the Chairman of the Board of AmSouth, a position he held September 1996 to October 1999 and January 2001 to date. Mr. Ritter serves on the board of directors of Alabama Power Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (CLASS I)

Claude B. Nielsen Director since 1993

Mr. Nielsen, 54, has been the President and Chief Executive Officer of Coca-Cola Bottling Company United, Inc., a soft drink bottler, since 1991, and its Chairman since May 2003. Mr. Nielsen also serves on the board of Colonial Properties Trust.

Cleophus Thomas, Jr. Director since 2002

Since January 2002, Mr. Thomas, 48, has been the Chairman and Chief Executive Officer of A.G. Gaston Company, the holding company of Booker T. Washington Insurance Company and subsidiaries. Between 1992 and 2002, he held various positions, including Vice President, Senior Vice President and Senior Executive Vice President, of Booker T. Washington Insurance Company. He was Of Counsel at the law firm Lange, Simpson, Robinson & Somerville from 1998 through 2002, and at its successor, Adams and Reese LLP, until November 2003. Mr. Thomas serves on the board of Protective Investment Company.

The Board of Directors

The full Board of Directors met eight times during 2004. To assist it in carrying out its work, the Board of Directors has the following standing committees: Audit; Corporate Governance; Human Resources; and an Executive Committee. AmSouth’s Corporate Governance Guidelines, Code of Conduct and the charters for each of the Company’s standing Board committees are available on AmSouth’s website at www.amsouth.com in the Corporate Governance section of the Investor Relations Resource Center, and are available in print to any shareholder who requests them.

Audit Committee

The Audit Committee currently consists of Directors Charles D. McCrary (Chairman), Earnest W. Deavenport, Jr., Ronald L. Kuehn, Jr., Claude B. Nielsen and Cleophus Thomas, Jr. This committee is charged by the Board of Directors with several major functions, including to oversee the audit and examination of the financial condition of AmSouth and to consider and review AmSouth’s policies addressing various internal control matters. In performing these functions, the committee met nine times during 2004.

Human Resources Committee

This committee is composed of Directors Claude B. Nielsen (Chairman), Martha R. Ingram and James R. Malone and met four times during 2004. The committee is charged with the oversight of AmSouth’s compensation plans and determining the compensation of senior management.

Corporate Governance Committee

The Corporate Governance Committee is charged with setting the corporate governance policies of AmSouth. The members of this committee are Directors Earnest W. Deavenport, Jr. (Chairman), Ronald L. Kuehn, Jr., Charles D. McCrary and Cleophus Thomas, Jr. The committee is also charged with reviewing potential nominees and recommending new directors, and reviewing the structure of the Board and its operation and recommending changes where appropriate. Procedures whereby individual shareholders can submit recommendations of persons to be considered for nomination as a director of AmSouth and AmSouth’s process for nominating directors are described below in the “Miscellaneous Information—Director Nomination Process” section of this Proxy Statement. The committee met three times during 2004.

Executive Committee

This committee has the power to exercise all of the authority of the Board of Directors, to the extent allowed by law, and is specifically given the authority, among other things, to declare dividends. The current members of the committee are Directors C. Dowd Ritter (Chairman), Earnest W. Deavenport, Jr., Charles D. McCrary and Claude B. Nielsen. The committee did not meet during 2004.

Risk Committee

The Board of Directors has also approved the establishment of a Risk Committee. It is expected to be formed in the second quarter of 2005, at which time the members of the committee will be designated. Generally, the committee will be responsible for overseeing AmSouth’s risk management process with a focus on the Company’s major risks, including emerging risks.

Audit Committee Report

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent, as required by applicable SEC rules and the listing standards of the NYSE. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on July 15, 2004, a copy of which is attached as Appendix A. The Audit Committee has also adopted procedures for handling complaints regarding accounting or auditing matters, including procedures for the confidential, anonymous submission by employees of related concerns.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements, with management and Ernst & Young, LLP, AmSouth’s independent registered public accounting firm. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with Ernst & Young the firm’s independence. See the discussion under “Independent Registered Public Accounting Firm” on page 27.

Based upon the review, discussions and reports described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in AmSouth’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the SEC.

Submitted by the Audit Committee:

Charles D. McCrary, Chairman

Earnest W. Deavenport, Jr.

Ronald L. Kuehn, Jr.

Claude B. Nielsen

Cleophus Thomas, Jr.

Audit Committee Financial Experts

The Board of Directors believes that the following members of the Audit Committee qualify as Audit Committee Financial Experts under applicable SEC regulations: Messrs. Deavenport, Kuehn, McCrary and Nielsen. As noted below, the Board of Directors has determined that all of these individuals are independent under applicable SEC and NYSE rules.

Code of Ethics for Senior Financial Officers

AmSouth has adopted a Code of Ethics for Senior Financial Officers. It may be found on AmSouth’s website (www.amsouth.com) in the Corporate Governance section of the Investor Relations Resource Center.

Director Attendance

During 2004, all incumbent directors of AmSouth attended at least 75 percent of the total number of meetings of the Board of Directors and meetings of the committees of which they were members.

Section 16(a) Beneficial Ownership Reporting Compliance

AmSouth is not aware of any instance during 2004 in which directors or executive officers of AmSouth failed to make timely filings required by Section 16(a) of the Securities Exchange Act of 1934 other than one late report filed by Director Deavenport. AmSouth has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

Director Independence

It is the judgment of the Board of Directors that the directors listed below, being all members of the Board of Directors other than the Chief Executive Officer, Mr. Ritter, are independent under the rules of the NYSE and the categorical standards adopted by the Board. These standards are attached as Appendix B to this Proxy Statement.

Earnest W. Deavenport, Jr.

Martha R. Ingram

Ronald L. Kuehn, Jr.

James R. Malone

Charles D. McCrary

Claude B. Nielsen

Cleophus Thomas, Jr.

Certain Relationships, Related Transactions and Legal Proceedings

Certain directors and executive officers of AmSouth and AmSouth Bank, and certain associates and members of the immediate families of these individuals, were customers of, and had loan transactions with, AmSouth Bank in the ordinary course of business during 2004. In addition, certain of the foregoing are or have been executive officers or 10 percent or more shareholders in corporations, or members of partnerships, which are customers of AmSouth Bank and which have had loan transactions with AmSouth Bank in the ordinary course of business. In the opinion of the management of AmSouth, all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and corporations and did not involve more than the normal risk of collectibility or present other unfavorable features. Transactions of a similar nature will, in all probability, occur in the future in the ordinary course of business.

Director James R. Malone is and has been a principal of financial and business restructuring and consulting firms. Through his association with these firms, Mr. Malone has occasionally served as an executive officer of companies that retain the firm to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. AmSouth does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of his affiliation with the consulting firms, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of AmSouth. Mr. Malone also served as Chairman of the Board and Chief Executive Officer of Bliss Manufacturing Company (renamed Bliss Technologies Inc. after its sale in 1998), a former subsidiary of HMI Industries, Inc., from 1997 until March 1998. He served as Chairman of the Board of Bliss Technologies Inc. from March 1998 until February 1999. In January 2000, Bliss Technologies, Inc. filed a petition in the United States Bankruptcy Court in Detroit, Michigan under Chapter 11 of the Bankruptcy Act.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides summary information concerning compensation paid by AmSouth and its subsidiaries to its Chief Executive Officer and each of the five other most highly compensated executive officers of AmSouth at December 31, 2004 (hereinafter referred to as the named executive officers), for the fiscal years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)	Securities underlying Options (#)	LTIP Payouts($)	All Other Compensation($)
C. Dowd Ritter	2004	$995,000	$1,636,775	$281,324	$0	582,400	$1,779,960	$209,851	(3)
Chairman, President &	2003	$995,000	$1,865,000	$210,713	$0	602,000	$0	$209,851
Chief Executive Officer,	2002	$983,000	$2,713,100	$221,469	$0	645,000	$0	$216,295
AmSouth & AmSouth Bank

E. W. Stephenson, Jr.	2004	$440,000	$383,000	$253,216	$0	113,900	$356,970	$34,048	(3)
Senior Executive Vice President	2003	$425,000	$463,250	$55,168	$0	121,800	$0	$30,310
and Tennessee Banking	2002	$412,000	$564,400	$68,580	$0	130,500	$0	$29,530
Group Head

Beth E. Mooney	2004	$436,667	$383,000	$126,687	$0	113,900	$356,970	$27,190	(3)
Senior Executive Vice President	2003	$385,000	$404,250	$34,372	$0	121,800	$0	$23,100
and Chief Financial Officer	2002	$365,000	$459,900	$35,196	$0	130,500	$0	$21,901

O. B. Grayson Hall, Jr.	2004	$375,000	$416,720	$43,414	$0	88,600	$281,990	$26,090	(3)
Senior Executive Vice President	2003	$350,000	$398,125	$44,296	$0	100,800	$0	$23,600
and Lines of Business Operating	2002	$325,000	$445,250	$44,471	$0	108,000	$0	$22,100
Group Head

Candice W. Bagby	2004	$410,000	$356,900	$46,141	$0	113,900	$281,990	$27,438	(3)
Senior Executive Vice President	2003	$375,000	$435,000	$41,396	$0	121,800	$0	$22,500
and Consumer Banking	2002	$340,000	$274,050	$43,203	$0	108,000	$0	$20,400
Group Head

W. Charles Mayer, III	2004	$400,000	$348,160	$54,145	$0	113,900	$356,970	$30,718	(3)
Senior Executive Vice President	2003	$385,000	$404,250	$53,211	$0	121,800	$0	$28,300
and General Banking	2002	$370,000	$481,000	$52,967	$0	130,500	$0	$27,400
Group Head

(1)	These amounts include various perquisites valued at their incremental cost to the Company. Those perquisites that for any individual exceed 25% of the individual’s total perquisites are: for Mr. Ritter, an excess supplemental disability insurance premium payment of $66,323 and personal use of Company aircraft of $54,925; for Mr. Hall, Ms. Bagby and Mr. Mayer, automobile allowance of $12,000 each; for Mr. Hall, Mr. Mayer and Mr. Stephenson, club dues payments of $9,900, $17,004 and $57,795, respectively; and for Ms. Mooney and Mr. Stephenson, relocation allowance of $73,333 each.

(2)	The following table provides information about restricted shares unreleased as of December 31, 2004.

Name	Aggregate # of Restricted Shares Held	Value Based on Year End Stock Price of $25.90
Ritter	320,000	$8,288,000
Stephenson	75,000	$1,942,500
Mooney	75,000	$1,942,500
Hall	50,000	$1,295,000
Bagby	50,000	$1,295,000
Mayer	75,000	$1,942,500

None of the restricted stock awards listed in the Footnote Table above had an original vesting schedule of less than three years. The named executive officers were granted shares of restricted stock in 2001 that do not vest until retirement, and they will be forfeited if an executive’s employment is terminated prior to retirement by him or her voluntarily or involuntarily by AmSouth, except in the case of a change in control, death or disability. Dividends are paid on all restricted shares.

(3)	These amounts reflect Company matching contributions to the AmSouth Thrift Plan and Supplemental Thrift Plan and payouts related to the former Profit Sharing Plan as shown below.

Name	Company Match Thrift	Prior Profit Sharing Plan
Ritter	$59,700	$7,670
Stephenson	$26,400	$4,810
Mooney	$26,200	$0
Hall	$22,500	$2,600
Bagby	$24,600	$0
Mayer	$24,000	$5,200

In the case of Mr. Ritter, the amount shown in the Summary Compensation Table also includes the Company’s share of the annual premium paid in the amount of $142,481 for the split dollar life insurance under which he is covered. Amounts in this column also include payments of group term life insurance premiums as follows: Mr. Stephenson—$2,838; Ms. Mooney—$990; Mr. Hall—$990; Ms. Bagby—$2,838; and Mr. Mayer—$1,518.

Stock Options

The following table contains information regarding the grant of stock options to the named executive officers during 2004. The table sets forth the number of stock options granted at fair market value during 2004. As required by applicable SEC regulations, the table further sets forth the potential realizable value of such stock options in the year 2014 (the expiration date of the stock options) at arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the stock options. As the table indicates, the annualized stock price appreciation of 5% and 10% would result in stock prices in the year 2014 of approximately $39.68 and $63.18, respectively. The amounts shown in the table as potential realizable values for all shareholders’ stock (approximately $4.9 billion and $13.3 billion), represent the corresponding increases in the market value of shares of the common stock outstanding as of December 31, 2004. No gain to the named executives is possible without an increase in stock price, which would benefit all shareholders proportionately. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurances that the potential realizable values shown in this table will be achieved.

The amount of value delivered to Plan participants in the form of stock options has been decreased beginning with the 2002 grants, and new Performance Units have been granted. These Units are performance-based and carry greater risk than stock options. Therefore, a significant portion of the long-term compensation of senior management is now in the form of performance-related grants that have greater risk for executives than traditional grants because they depend on meeting specific performance goals and not just on a general improvement in the stock market. Dilution is managed by AmSouth’s practice of issuing repurchased shares to meet its stock-based benefit plan requirements, rather than using newly issued shares.

OPTION GRANTS IN LAST FISCAL YEAR*

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	If stock price at $39.68 in 2014 5% ($)	If stock price at $63.18 in 2014 10% ($)
All Shareholders’ Stock Appreciation	NA	NA	NA	NA	$4,909,946,233	$13,283,221,739
C. Dowd Ritter	582,400	6.4%	$24.36	February 4, 2014	$8,922,368	$22,608,768
Beth E. Mooney	113,900	1.3%	$24.36	February 4, 2014	$1,744,948	$4,421,598
E. W. Stephenson, Jr.	113,900	1.3%	$24.36	February 4, 2014	$1,744,948	$4,421,598
O.B. Grayson Hall, Jr.	88,600	1.0%	$24.36	February 4, 2014	$1,357,352	$3,439,452
Candice W. Bagby	113,900	1.3%	$24.36	February 4, 2014	$1,744,948	$4,421,598
W. Charles Mayer, III	113,900	1.3%	$24.36	February 4, 2014	$1,744,948	$4,421,598

*	These stock options were granted in February 2004, vest in equal installments over a three year period and remain exercisable until the tenth anniversary of the grant date. However, vesting accelerates upon death, disability, retirement or a change in control of AmSouth. The exercise price is equal to the closing price of AmSouth common stock on the NYSE on the date of grant.

Option Exercises and Holdings

The following table provides information concerning the exercise of stock options during 2004 by the named executive officers and the unexercised stock options held by them at December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST

FISCAL YEAR AND FY-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired on Exercise (#)	Value Realized* ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable*
C. Dowd Ritter	220,448	$3,521,566	1,845,341/1,198,734	$11,411,731/$4,280,713
Beth E. Mooney	65,000	$618,872	219,049/ 238,601	$ 1,500,035/$ 860,043
E. W. Stephenson, Jr.	0	$0	392,783/ 238,601	$ 2,327,306/$ 860,043
O.B. Grayson Hall, Jr.	21,840	$343,641	286,991/ 191,801	$ 1,644,032/$ 703,041
Candice W. Bagby	28,924	$454,420	293,991/ 231,101	$ 1,681,902/$ 817,743
W. Charles Mayer, III	20,076	$296,623	392,783/ 238,601	$ 2,327,306/$ 860,043

*	Market value of underlying securities at exercise or year-end, as applicable, minus the exercise price.

LONG TERM INCENTIVE PLANS—NON-STOCK AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units, or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
C. Dowd Ritter	—	2004-2006	$583,500	$1,167,000	$2,917,500
E. W. Stephenson, Jr.	—	2004-2006	$113,500	$227,000	$567,500
Beth E. Mooney	—	2004-2006	$113,500	$227,000	$567,500
O.B. Grayson Hall Jr.	—	2004-2006	$89,000	$178,000	$445,000
Candice W. Bagby	—	2004-2006	$113,500	$227,000	$567,500
W. Charles Mayer, III	—	2004-2006	$113,500	$227,000	$567,500

These grants of performance units were made pursuant to amendments to the 1996 Long Term Incentive Compensation Plan approved by the shareholders in 2002. The amount of the eventual payments will depend on the achievement of earnings per share and return on equity goals over a three year period including fiscal years 2004, 2005 and 2006. The amount of options granted to senior executive officers in 2004 was reduced to reflect the grant of these performance units.

Retirement Plan

AmSouth has both a non-contributory qualified defined benefit Retirement Plan, as well as a non-qualified Supplemental Executive Retirement Plan (“SERP”). All benefits earned under the qualified defined benefit plan are based on years of credited service up to 30 and the annual average of the highest five consecutive years of base salary earned out of the last ten years worked. The SERP provides benefits that would otherwise be denied participants under the qualified Retirement Plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization.

There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary plus bonus out of the last ten years worked. The amount of the regular SERP retirement benefit is determined by the length of the retiree’s credited service up to 35 years and the annual average covered compensation utilizing the qualified Retirement Plan formula. Participants vest in this benefit after five years of service or attainment of age 55. The regular SERP benefit is available to all eligible SERP participants.

The targeted SERP retirement benefit is available only to a select group of senior officers, including the named executive officers. This targeted SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. These targeted SERP benefits are offset by the qualified plan benefit, the Social Security benefit, and any non-contributory retirement benefit earned from a prior employer. Participants vest in this benefit only after 10 years of service and the attainment of age 60 except in the case of death, disability or change in control. If a participant retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit.

The full years of credited service for the named executive officers are as follows: Ms. Bagby—11 years; Ms. Mooney—5 years; Mr. Hall—24 years; Mr. Mayer—26 years; Mr. Stephenson—29 years and Mr. Ritter—32 years. The table below shows the estimated annual retirement benefits payable at normal retirement age (65) under the qualified plan and the SERP. These benefits are computed as straight life annuities beginning at age 65, and also include an estimated Social Security benefit at age 65. If an executive attains age 62, he or she is eligible to retire with an unreduced accrued benefit. The most senior executives, including the named executives, are eligible to retire with an unreduced accrued benefit at age 60 if the vesting conditions described above for the targeted SERP benefit are met.

Upon retirement from the Company, executives who are vested in both the regular and targeted benefit will receive the higher of the two benefits. The higher potential benefits are shown assuming that both vesting requirements have been met. If the conditions of vesting for the targeted benefit are not met, then the benefit amounts could be less.

PENSION PLAN TABLE

	Years of Service
Average Annual Covered Compensation	10	15	20	25	30	35
$ 600,000	$240,000	$270,000	$300,000	$330,000	$360,000	$393,250
800,000	320,000	360,000	400,000	440,000	480,000	520,000
1,000,000	400,000	450,000	500,000	550,000	600,000	650,000
1,200,000	480,000	540,000	600,000	660,000	720,000	780,000
1,400,000	560,000	630,000	700,000	770,000	840,000	910,000
1,600,000	640,000	720,000	800,000	880,000	960,000	1,040,000
1,800,000	720,000	810,000	900,000	990,000	1,080,000	1,170,000
2,000,000	800,000	900,000	1,000,000	1,100,000	1,200,000	1,300,000
2,200,000	880,000	990,000	1,100,000	1,210,000	1,320,000	1,430,000
2,400,000	960,000	1,080,000	1,200,000	1,320,000	1,440,000	1,560,000
2,600,000	1,040,000	1,170,000	1,300,000	1,430,000	1,560,000	1,690,000
2,800,000	1,120,000	1,260,000	1,400,000	1,540,000	1,680,000	1,820,000
3,000,000	1,200,000	1,350,000	1,500,000	1,650,000	1,800,000	1,950,000
3,200,000	1,280,000	1,440,000	1,600,000	1,760,000	1,920,000	2,080,000
3,400,000	1,360,000	1,530,000	1,700,000	1,870,000	2,040,000	2,210,000
3,600,000	1,440,000	1,620,000	1,800,000	1,980,000	2,160,000	2,340,000
3,800,000	1,520,000	1,710,000	1,900,000	2,090,000	2,280,000	2,470,000

Stock Ownership Guidelines for Officers

Several years ago AmSouth adopted common stock ownership guidelines for the officers who are members of its corporate Management Committee. Ownership targets are expressed as a multiple of salary and are as follows: (i) senior executive vice presidents and above who are not directors: three times salary and (ii) officers who are directors: five times salary. Shares considered owned include individually owned shares, restricted shares of AmSouth stock, shares credited to deferral accounts under AmSouth’s Deferred Compensation Plan and benefit plan investments in AmSouth stock. As of year-end, all of the members of the Management Committee had met their ownership targets, other than one recently hired individual.

Compensation of Directors

Fees

Non-employee directors of AmSouth are paid a fee of $10,000 per calendar quarter ($14,000 for the Audit Committee Chairman and $12,000 for other committee chairmen) during which the director has served. In addition, each such director is paid a fee of $1,500 for each meeting of the Board and $1,500 for each committee meeting in which the director participates. Individual directors may, at their option, elect to defer the receipt of directors’ fees, and the deferred amounts are deemed invested in AmSouth common stock. All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to invest these fees in Deferred Stock of AmSouth.

Director Stock Purchase Program

Under AmSouth’s Director Stock Purchase Program, directors who own less than 5,000 shares of AmSouth stock and are not within three years of scheduled retirement from the Board are required to use at least one quarterly retainer each 15 months to purchase AmSouth stock. This requirement may also be fulfilled by the deferral of fees that are invested in Deferred Stock as described in “Fees” above.

Stock Option Plan for Outside Directors

Each non-employee director of AmSouth is eligible to be granted stock options under the Stock Option Plan for Outside Directors. The Plan provides that options will have an exercise price equal to the fair market value of AmSouth common stock on the date the options are granted. During 2004, each non-employee director was granted options to purchase 8,400 shares of AmSouth common stock. The options vest in three equal annual installments beginning in 2005.

Employment Contract and Change-in-Control Agreements

In 1999, AmSouth entered into an employment agreement (the “Agreement”) with Mr. Ritter. The Agreement had an initial term of five years, but contains automatic renewal provisions such that the remaining term of the Agreement at any given time will be five years. The Agreement provides that Mr. Ritter will be paid the following compensation: an annual base salary not less than $900,000; the opportunity to earn an annual bonus under AmSouth’s Executive Incentive Plan; a one-time grant of restricted stock and stock options for AmSouth common stock, both of which grants vest in three equal annual installments beginning on the third anniversary of the date of grant; a specified total retirement benefit; AmSouth’s normal employee benefits commensurate with his position; reimbursement of reasonable expenses incurred in accordance with AmSouth’s policies; and supplemental life insurance coverage.

If Mr. Ritter’s employment is terminated by AmSouth for reasons other than for Cause or Disability, or if he terminates his employment for Good Reason (all as defined in the Agreement): (A) he is entitled to be paid a lump sum in cash equal to the sum of: (i) unpaid base salary through date of termination, a prorated annual bonus, any previously deferred compensation and accrued vacation pay (the “Accrued Obligations”); (ii) three times annual compensation; (iii) a total retirement benefit as calculated under the Agreement (“Retirement Benefit”); and (iv) accrued benefits under AmSouth’s Supplemental Thrift Plan; (B) all unvested stock awards will vest; and (C) he will be paid any amounts due under other AmSouth employee benefit plans and certain other benefits. If employment is terminated due to death or Disability, (A) he or his estate will be paid the Accrued Obligations and such other benefits as would be paid to senior executives in such cases, and (B) all unvested restricted stock and stock options will vest. If Mr. Ritter’s employment is terminated for Cause or if he terminates it without Good Reason, he will be paid his base salary through date of termination, the Retirement Benefit, and any amounts due under other AmSouth employee benefit plans. AmSouth will also reimburse Mr. Ritter for certain excise taxes that he may be obligated to pay as a result of receiving payments under the Agreement.

AmSouth has also entered into change-in-control agreements with each of the named executive officers other than Mr. Ritter. These agreements are structured such that they have an employment period of two years that begins on the date (the “Effective Date”) that a change of control (as defined in the agreement) occurs. During the employment period the executive will be paid the following compensation: an annual base salary at least equal to twelve times the highest monthly base salary payable prior to the Effective Date; an annual bonus at least equal to the highest annual bonus paid for the three years prior to the Effective Date; the ability to participate in AmSouth’s normal employee benefit plans at an appropriate level; reimbursement for expenses in accordance with AmSouth policy; and fringe benefits consistent with those previously afforded the executive.

If, during the two-year period following the change in control, the Company terminates the executive’s employment other than for Cause or Disability, or the executive terminates his or her employment for Good Reason (all as defined in the agreement), the executive will be paid a lump sum payment equal to the sum of the following: (A) unpaid base salary through the date of termination, a prorated annual bonus amount, any previously deferred compensation and accrued vacation pay (the “Accrued Obligations”); (B) three times annual compensation; (C) the actuarial present value of accrued benefits under AmSouth’s Supplemental Retirement

Plan; and (D) aggregate benefits accrued under AmSouth’s Supplemental Thrift Plan. Based on established election procedures for payments under the Supplemental Retirement Plan and Supplemental Thrift Plan, an executive may receive payments over time instead of in a lump sum. The executive will also be reimbursed for certain excise taxes that may be due in connection with payments made under the agreement.

In the event of termination of employment during the employment period due to death or Disability, the executive or the executive’s estate will be paid the Accrued Obligations and such other benefits as would be paid to peer executives in such cases. If the executive’s employment is terminated during the employment period (i) for Cause, the executive will be paid unpaid base salary through termination, deferred compensation and certain other benefits due under Company plans, or (ii) because of voluntary termination by the executive without Good Reason, the executive will be paid the Accrued Obligations and other benefits due under Company plans.

Compensation Committee Interlocks and Insider Participation

The following directors currently serve as members of the Human Resources Committee of AmSouth’s Board of Directors:

Claude B. Nielsen (Chairman)

Martha R. Ingram

James R. Malone

There are no relationships that would create a compensation committee interlock as defined under applicable SEC regulations.

Human Resources Committee Report on Executive Compensation

Introduction

Our report covers the following topics:

•	Role of the Human Resources Committee (“the Committee”)

•	Executive Compensation Guiding Principles

•	Components of Our Executive Compensation Program

•	Chief Executive Officer Compensation

Role of the Human Resources Committee

The primary role of the Committee is to review the Company’s compensation practices with specific focus on the members of AmSouth’s Management Committee (referred to here as the “Executive Officers”). As the Committee endeavors to achieve a high correlation of performance to pay, it carefully considers long-term shareholder interests. In addition, the Committee oversees the broad-based employee benefit plans of the Company.

The Board of Directors requires that members of the Committee be independent under all applicable rules, and all Committee members are independent under those rules. Our analysis of independence is described in Appendix B to this proxy statement and includes business and family relationships between the Committee members and AmSouth.

The Committee considers the advice of independent, outside consultants in discharging its responsibilities to ensure that the amounts and types of compensation the Company pays are appropriate. It uses a wide variety of survey data, analyses and other information in its deliberations, including bench marking, peer group comparisons, and an ongoing review of industry practices.

The Committee’s charter clearly reflects that its purpose is to ensure that compensation is aligned with long-term shareholder interests. This charter is reviewed and reaffirmed annually. The current charter appears on the Company’s website under “About AmSouth—Investor Relations—Corporate Governance—Board Committee Responsibilities”.

Executive Compensation Guiding Principles

As noted above, the Human Resources Committee seeks to align executive compensation with long-term shareholder interests. In order to achieve that goal, it utilizes the following four guiding principles:

1.	Compensation should be related to performance

2.	Incentive, or “at risk”, compensation should be a greater part of total compensation for more senior positions

3.	Compensation should be set at competitive levels

4.	Deductibility should be maximized if possible

Each of these principles is described below:

1.	Compensation should be related to performance

In setting goals for potential annual incentive awards, we believe that such awards should be tied to both individual performance and to how well AmSouth performs financially. The degree to which results exceed or fall short of established goals, in either case, will determine the level of incentive awards earned. It is noteworthy that AmSouth has consistently set aggressive goals.

AmSouth uses a variety of time periods for measuring performance to help ensure that there is an appropriate mix of both short-term goals and long-term goals. As described below under “Components of Compensation Program—Long-Term Incentives: Stock Options, Restricted Stock and Performance Units”, the value to be derived from the Company’s Long Term Incentive Compensation Plan Performance Units grants has been measured over a three-year period. The Committee believes that such linkage between compensation and performance over more than one-year periods enhances the correlation between AmSouth’s executive compensation program and long-term shareholder interests.

2.	Incentive, or “at risk”, compensation should be a greater part of total compensation for more senior positions

The portion of an individual’s total compensation that varies with individual and company performance goals should increase as the individual’s business responsibilities increase. For AmSouth’s CEO, for example, the percentage of target compensation that is at risk has steadily risen over the past several years, with such percentage being approximately 83% for 2004. We believe that this compares very favorably with peer banks.

3.	Compensation should be set at competitive levels

In order to attract, motivate and retain highly capable individuals for senior positions at AmSouth, we strive to design our executive compensation program so that it is competitive with those at organizations that might also seek to attract those individuals. We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. We compare our compensation to data from two separate groups of bank holding companies. One of these groups (the “Peer Group”) is a group of approximately 13 large financial institutions with total assets ranging from $20 billion to $125 billion (AmSouth currently has approximately $50 billion in assets). The other group (the “Regional Bank Data”) is a group of over 75 regional bank holding companies whose compensation data is assembled by independent executive compensation firms. The Peer Group data is used to set the targets for our various types of compensation and the Regional Bank Data is used to corroborate those results.

We also periodically examine compensation data from larger groups of public companies (such as the S&P 500) which is assembled by publications such as The Wall Street Journal and The New York Times. However, less weight is given to such data because the Company recruits its executive talent mainly from larger financial institutions, such as those in the Peer Group. Thus, we consider compensation data for such institutions to be the best source of competitive compensation data. Moreover, data assembled from a larger, diverse group of companies necessarily must utilize assumptions and other methodologies in order to allow for comparisons across all industries that can make the data for a particular industry less reliable.

We believe that the banks included in the Peer Group are the most appropriate points of comparison for the compensation of our Executive Officers.

4.	Deductibility should be maximized if possible

It is a goal to have most of the compensation paid to the most highly compensated Executive Officers qualify as performance-based and therefore deductible under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under them will be fully deductible. The Executive Incentive Plan and the 1996 Long Term Incentive Compensation Plan (the “Long Term Incentive Plan”) have been approved by shareholders so as to continue to achieve that goal. However, the committee reserves the right to pay amounts outside of such plans which might not be fully deductible. As described below under “Chief Executive Officer Compensation”, the Committee determined not to give the CEO an increase in base salary for 2005, so as to maintain the deductibility of such salary.

Components of Our Executive Compensation Program

The three components of our compensation program are:

1.	Base Salary

2.	Short-Term Incentives

3.	Long-Term Incentives

Each of these compensation components is described below:

1.	Base Salary

We set salary range “midpoints” for Executive Officers at the average for those of the Peer Group. The information is further verified by examining data from the Regional Bank Data described above. We adjust base salaries when warranted by an individual’s experience and individual performance and when our market surveys show that base salaries at the Peer Group are being adjusted.

2.	Short-Term Incentives

Our Executive Incentive Plan is designed to align Executive Officer pay with the annual performance of the Company and, for Executive Officers other than Mr. Ritter, the annual performance of his or her respective area of responsibility. For 2004, the two major factors which were used to measure AmSouth’s performance for purposes of the Executive Incentive Plan were growth in earnings per share and return on average equity. These factors were established prior to the start of the plan year. The Committee clearly continues to embrace the principle that attainment of these goals on a sustained basis will lead to superior long-term shareholder returns.

In addition to the two goals described above, the Committee may also evaluate performance for purposes of the Executive Incentive Plan by considering one or more of the following factors:

Return on average assets

Credit quality measures

Efficiency ratio

Loan growth

Deposit growth

Non-interest revenue growth

Calculation of a participant’s bonus under the Executive Incentive Plan is done in two steps. First, each participant in the plan is assigned a “Base Bonus Opportunity”, which is targeted at the median level of similar opportunities at the Peer Group for the prior year. For 2004, Base Bonus Opportunities ranged from 65% to 140% of base pay. Because these percentages are based on data from the Peer Group that is at least one year old, the Committee believes that AmSouth lags the market somewhat in the competitiveness of the percentages. The second step in the calculation of an award under the Executive Incentive Plan is to evaluate the individual’s performance against his or her own goals and apply a multiplier times the Base Bonus Opportunity ranging from zero to 2.0. The Committee may use its discretion to adjust payments downward from these amounts. Participants are able to defer amounts paid under the Executive Incentive Plan. As noted above, the Committee may pay short-term incentive compensation outside the Executive Incentive Plan, which might not be fully deductible, where necessary in our judgment to attract, motivate or retain executives.

3.	Long-Term Incentives: Stock Options, Restricted Stock and Performance Units

The Committee believes that stock-based awards can create a strong link to long-term financial results. We base our target grants under the Long Term Incentive Plan on our performance compared to the Peer Group, setting them generally at the 50th percentile for grants made by such other institutions. However, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

We generally make grants of stock options to Executive Officers once a year. The actual grant level is determined based on AmSouth’s relative performance against the Peer Group for the year prior to grant date. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Long Term Incentive Plan does not permit “repricing” of options issued under that plan. Options generally vest pro rata over three years after grant and generally have an exercise period that expires ten years after the date of grant.

From time to time shares of restricted stock are granted under the Long Term Incentive Plan. Restricted stock is used primarily as a recruitment and retention tool for senior executives and otherwise as necessary to maintain competitiveness of compensation compared to the Peer Group. Restricted stock grants are conditioned upon the recipient’s remaining employed with the company until vesting, which in certain cases does not occur until retirement. Beginning in 1997, the Company ceased making grants to all Executive Officers annually. Some grants have been made since then under special circumstances. However, the Committee believes that such grants may become more common when stock options are required to be expensed beginning in June 2005.

Beginning in 2002, the amount of long-term incentive compensation denominated in stock (such as stock options or restricted stock) was reduced and a cash-based portion was put in place of this reduction. The potential cash payments are made at the end of a multi-year performance period based on AmSouth’s performance against peers. The Committee approved the annual Long Term Incentive Plan award grant, which was made up of two-thirds stock options and one third cash performance units. The cash payment for the performance period 2002-2004 also was approved by the Committee.

The Company has had stock ownership guidelines for the Executive Officers for many years. Senior Executive Vice Presidents and above who are not directors must own shares with a value equal to at least three times their respective base salaries, and officers who are also directors (currently just Mr. Ritter) must own shares with a value equal to at least five times their respective base salaries. As of year end, all Executive Officers with the exception of one newly hired Executive Officer have met these ownership targets.

Chief Executive Officer Compensation

For 2004, we paid Mr. Ritter $995,000 in base salary. In order to ensure that a greater portion of his target compensation is performance-based and so as to ensure its deductibility, Mr. Ritter’s base salary for 2005 will not be increased. We also approved payment of a bonus to Mr. Ritter under the Executive Incentive Plan of $1,636,775 for 2004, compared to $1,865,000 for 2003. As has been the case for a number of years, Mr. Ritter’s 2004 bonus was based on the Company’s performance relative to goals set for the return on average shareholder equity and the earnings per share growth rate.

We also approved payment of a long-term cash performance unit award under the Long Term Incentive Plan of $1,779,960. This award was initially granted on January 29, 2002 and was contingent on AmSouth’s three year performance (2002-2004) for average annual return on equity and average annual earnings per share growth rate compared to the Peer Group.

Lastly, we used grants under the Long Term Incentive Plan to link Mr. Ritter’s pay closely to Company performance and to align his interest directly with the longer-term interests of shareholders. In 2004, we granted him options on 582,400 shares of AmSouth common stock, which will vest in three equal annual installments. We believe that stock options can be an extremely effective incentive for superior performance, leading to long-term shareholder value. In addition, Mr. Ritter received a performance unit grant under the Long Term Incentive Plan that could have a value of between $0 and $2,917,500 depending on Company performance for average annual return on equity and average annual earnings per share growth rate compared to the Peer Group over a three year period (2004-2006). Once again, the Committee felt that such a grant was consistent with its executive compensation guiding principle that compensation be related to performance. In summary, the Committee deems Mr. Ritter’s compensation to be appropriately tied to the long-term interests of shareholders. The amounts of these payments and awards to Mr. Ritter are reflected in the Summary Compensation Table and the stock option and long-term incentive grant tables.

Conclusion

The Committee believes that compensation paid to its Executive Officers under the Company’s executive compensation program has been commensurate with the Company’s financial performance and is well correlated with shareholder long-term interests.

Claude B. Nielsen (Chairman)

Martha R. Ingram

James R. Malone

Performance Graph

Set forth below are graphs comparing the yearly change in the cumulative total return of AmSouth’s common stock against the cumulative total return of the S&P 500 Index and the S&P 500 Commercial Banks Index for the last five years and the last ten years. The graphs assume that the value of the investment in AmSouth common stock and in each index was $100.00 and that all dividends were reinvested.

              AmSouth Stock Performance

The information provided under the headings “Audit Committee Report”, “Human Resources Committee Report on Executive Compensation” and “Performance Graph” above shall not be deemed to be soliciting material or to be filed with the SEC, or subject to Regulation 14A or 14C, other than as provided in applicable statutes and rules, or to liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

ITEM 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2005, subject to ratification of the appointment by the shareholders. Ernst & Young, LLP has served as the Company’s independent auditors for many years and is considered by the Audit Committee and management to be well qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ERNST & YOUNG, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3—SHAREHOLDER PROPOSAL

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, which as of November 8, 2004, the date of its proposal, was the beneficial holder of more than $2,000 worth of shares of AmSouth common stock, has informed AmSouth that it intends to present the following proposal and supporting statement at the 2005 Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by AmSouth, are set forth below.

Resolved, that the shareholders of AmSouth Bancorporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons or organizations described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Statement of Support: As long-term shareholders of AmSouth, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In the 2001-02, the last fully reported election cycle, AmSouth contributed at least $185,000. (The Center for Responsive Politics. Soft Money Donors: http://www.opensecrets.org/softmoney/softcomp2.asp?txtName=Amsouth+Bancorp& txtUltOrg=y&txt Sort=name&txtCycle=2002).

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate funds.

Although the Bi-Partisan Campaign Reform Act (BCRA) enacted in 2002 prohibits corporate contributions in political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Board of Directors Recommendation and Statement

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

Why the Board of Directors Unanimously Recommends that Shareholders Vote Against the Proposal

Like most public companies, AmSouth periodically makes contributions to various causes, both for charitable reasons and in furtherance of AmSouth’s other legitimate business interests.

Political contributions are subject to extensive federal and state regulation. These laws and regulations require the disclosure of the amount and nature of political contributions in certain circumstances. The Board of Directors believes that these disclosure requirements represent the reasoned judgment of the nation’s publicly elected legislators and, as such, provide AmSouth’s shareholders with appropriate disclosure about AmSouth’s political contributions. Accordingly, the Board of Directors believes that adopting this Proposal would not be of any additional value to shareholders but would instead only result in AmSouth needlessly expending funds and other resources on unnecessary and duplicative publications.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 3.

VOTING PROCEDURES

Under the Delaware General Corporation Law and AmSouth’s bylaws, the presence in person or by proxy of a majority of the outstanding shares of common stock is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter.

Once a quorum of the shareholders is established, the following votes are required to approve each item of business at the meeting:

•	Election of Directors: A plurality of the votes of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote is required to approve the election of directors (Item 1).

•	Other Items: An affirmative vote of the majority of the shares present at the Annual Meeting (in person or by proxy) and entitled to vote is required to approve the other items of business (Items 2 and 3 and any other business).

Abstentions and broker non-votes will not have an effect on the outcome of the election of directors. With respect to Items 2 and 3, broker non-votes will not have an effect on the outcome of these items; however, abstentions will have the same effect as a vote “against” those items.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The independent registered public accounting firm recommended by the Audit Committee of the Board of Directors for the calendar year 2005, subject to shareholder ratification, is Ernst & Young, LLP (“E&Y”). Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Audit Fees

The aggregate fees paid E&Y for professional services rendered for the audit of AmSouth’s annual financial statements for the fiscal years ended December 31, 2003 and December 31, 2004 and for the reviews of the financial statements included in AmSouth’s Quarterly Reports on Form 10-Q, statutory audits, registration statements and certification of internal controls (in 2004 only) for those fiscal years were $1,195,000 and $1,870,500, respectively.

Audit-Related Fees

The aggregate “Audit-Related Fees” paid by AmSouth to E&Y for the fiscal years ended December 31, 2003 and December 31, 2004 were $330,300 and $302,600, respectively. Audit-Related Fees include various attestation services under professional standards, employee benefit plan audits and internal control reviews.

Tax Fees

AmSouth paid E&Y “Tax Fees” of $36,300 and $118,530 for the fiscal years ending December 31, 2003 and December 31, 2004, respectively. Tax Fees include tax compliance and advisory services.

All Other Fees

The aggregate fees billed by E&Y for services rendered to AmSouth, other than the services described above, for the fiscal years ended December 31, 2003 and December 31, 2004 were $98,300 and $101,500, respectively. All Other Fees relate primarily to annual maintenance payments related to cash management advisory services.

Pre-Approval Policies and Procedures

The Audit Committee’s pre-approval policies and procedures with respect to audit and permitted non-audit services provided by AmSouth’s independent public accountants are contained in the Committee charter attached hereto as Appendix A. All audit and permitted non-audit services must be preapproved by the Audit Committee, but the Chairman of the Committee may grant preapprovals of all such services, provided that the decision to grant such preapproval shall be presented to the Audit Committee at its next regularly scheduled meeting.

MISCELLANEOUS INFORMATION

Shareholder Proposals

In order to be included in the proxy materials for AmSouth’s 2006 Annual Meeting, shareholder proposals submitted to AmSouth in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at AmSouth’s executive offices on or before November 18, 2005. Pursuant to SEC Rules 14a-4 and 14a-5 (which concern the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation outside of the processes of Rule 14a-8) shareholders are advised that under the advance notice provisions of AmSouth’s bylaws a shareholder proposal will be considered untimely with respect to the 2006 Annual Meeting if received by AmSouth after February 20, 2006. For more information on the advance notice provisions of AmSouth’s bylaws see “Director Nomination Process”, below.

Director Nomination Process

The Corporate Governance Committee of the AmSouth Board of Directors (the “Committee”) performs the functions of a nominating committee. All members of the Committee are independent under the standards of the NYSE. The Committee’s charter is available on AmSouth’s website at www.amsouth.com in the Corporate Governance Section of the Investor Relations Resource Center.

The Committee will consider candidates recommended by shareholders if the shareholder follows the procedures required by AmSouth’s bylaws. AmSouth’s bylaws require shareholders who wish to submit to the Annual Meeting of Shareholders nominations of persons for election to the Board of Directors to follow certain procedures. The shareholder must give notice in writing of the nomination to the Corporate Secretary of AmSouth, P.O. Box 11007, Birmingham, Alabama 35288, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AmSouth. The shareholder must be a shareholder of record at the time the notice is given. The shareholder’s notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder, as they appear on AmSouth’s books, and of such beneficial owner and (ii) the number and class of shares of AmSouth owned of record and beneficially by such shareholder and such beneficial owner.

The Committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific qualities or skills that are necessary for one or more of the directors to possess. However, the Corporate Governance Guidelines adopted by the Board do contain the following provisions regarding director qualifications and the composition of the Board:

•	The Board will have a majority of directors who meet the criteria for independence required by the NYSE.

•	The Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualifications as independent, as well as consideration of diversity, age, skills and experience.

•	A director should not normally serve on the board of more than three other public companies. However, in certain circumstances it may be appropriate for the Committee to approve service on a greater number of boards, but not more than five.

•	No director may be nominated for a new term if he or she would be age 70 at the time of the election, unless determined otherwise by the Board.

In addition, the NYSE rules, regulations applicable to banking organizations and SEC rules require that members of the Audit Committee of AmSouth meet certain independence criteria and possess certain attributes regarding financial literacy and expertise in financial matters. The Committee may take these matters into consideration in determining whether to recommend a nominee.

The Committee has no specifically defined process for identifying and evaluating nominees. Historically, candidates for Board membership have been identified and recommended by current Board members. This usually occurs in anticipation of the retirement of an incumbent director. There is no difference in the manner in which the Committee evaluates nominees for director based on whether a nominee is recommended by a shareholder.

During 2004, the Board of Directors engaged a third party to assist in identifying or evaluating potential nominees.

Director nominees Deavenport, Malone and Kuehn are incumbent directors standing for re-election.

Communications Between Shareholders and the Board of Directors

AmSouth’s Board of Directors is accountable to shareholders and therefore wishes to provide a means for shareholders to communicate with directors. We believe that disclosing how to so communicate may help make board operations more transparent to shareholders who have questions or concerns about matters that are within the board’s purview. Shareholders desiring to communicate with the entire Board of Directors, the non-management directors as a group or any individual director or committee chairmen should send their comments to:

John D. Buchanan, Corporate Secretary

AmSouth Bancorporation

P.O. Box 11007

Birmingham, AL 35288

The initial determination of whether communications will be relayed to board members will be made by the Corporate Secretary. All communications will be relayed unless they are clearly inappropriate for consideration by the directors, such as personal grievances, routine customer complaints and similar matters. Where appropriate, the Corporate Secretary will refer personal or customer service issues to the area of the Company that may best assist the shareholder. This process was approved by the Board of Directors, including all non-management directors.

If you have concerns or complaints relating to accounting, internal accounting controls or auditing matters, you should send them to the address shown above, and the Corporate Secretary will forward them to the Audit Committee. You need not disclose your identity in such correspondence.

Meetings of Non-Management Directors

AmSouth’s Corporate Governance Guidelines require that the non-management directors meet in executive session at least twice a year. The senior-most director present will preside. See “Communications Between Shareholders and the Board of Directors” above regarding communication with these directors.

Director Attendance at the Annual Meeting

It is the policy of AmSouth that all directors should attend the Annual Meeting of Shareholders unless there is an unavoidable scheduling conflict or another valid reason for not attending, such as illness, a death in the family or other similar matters. Last year all of the directors attended the Annual Meeting other than one director who could not attend due to a death in the family.

Annual Report on Form 10-K

A copy of AmSouth’s Annual Report on Form 10-K for the year ended December 31, 2004 will be furnished without charge to any shareholder who requests such report in writing from Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288.

APPENDIX A

AUDIT COMMITTEE

Purpose

The Audit Committee oversees the audit functions for the Company.

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Committee will report regularly to the Board of Directors and will review with the Board any issues that arise regarding any of the foregoing items.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management (including the chief financial officer and chief accounting officer), the internal auditors and the independent auditor in separate executive sessions, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Chairman may grant pre-approvals of audit and permitted non-audit services, provided that decisions of the Chairman to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

(1)	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(2)	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

(3)	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

(3)	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

(4)	Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

(5)	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(7)	Discuss with the Company’s external auditors any issues arising from their review prior to the release of earnings. This discussion may be held with the Chairman.

(8)	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This may be done generally, and the Committee does not have to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(9)	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(10)	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(11)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(12)	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

(13)	Review and evaluate the lead partner of the independent auditor team.

(14)	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, (d) any material issues on which the national office of the independent auditor was consulted by the Company’s audit team and (e) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

(15)	Ensure the rotation of the lead audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

(16)	Set clear hiring policies for employees or former employees of the independent auditors.

(17)	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

(18)	Review the appointment and replacement of the senior internal auditing executive.

(19)	Review the significant reports to management prepared by the internal auditing department and management’s responses.

(20)	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(21)	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

(22)	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and other similar policies. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct and other similar policies.

(23)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(24)	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(25)	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B

DIRECTOR INDEPENDENCE AND CATEGORICAL STANDARDS

Under the AmSouth Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules, the AmSouth Bancorporation Board of Directors must have a majority of independent directors. The current NYSE rules contain the following minimum requirements for independence.

(1)	A director who is an employee, or whose immediate family member is an executive officer, is not independent until three years after the end of such employment relationship.

(2)	A director who receives, or whose immediate family member receives, more than $100,000 in any twelve-month period in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by an immediate family member for service as a non-executive employee of the company does not have to be considered in determining independence.

(3)	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

(4)	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of AmSouth’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(5)	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AmSouth for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold. Charitable organizations are not considered companies for purposes of this rule. However, the company must disclose in its annual proxy statement any charitable contributions made by the company to any charitable organization for which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

For purposes of the NYSE rules an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

In addition to the requirements described above, the NYSE rules provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that had a relationship with the company). The rules require that the basis for the board’s determination that a relationship is not material must be disclosed in the annual proxy statement. However, a board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained. The company must disclose any standard it adopts. It may then make the general statement that the independent directors meet the standards set by the board without detailing particular aspects

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of the immaterial relationships between individual directors and the company. Consistent with these rules, the AmSouth Board of Directors has adopted the following categorical standards for determining independence of Board members:

To be considered independent, a director must meet all of the independence criteria of Section 303A.02 (b) of the NYSE Listed Company Manual, which are summarized above in items (1) through (5), except that, as provided in the NYSE rules, the three-year look-back provisions will be phased in by applying a one-year look-back until November 4, 2004, when the three-year look-back will take effect.

A director will not fail to be deemed “independent” solely as a result of lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts, estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between AmSouth and its subsidiaries, on the one hand, and the director or a company with which the director is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, provided that:

(1)	such relationships are in the ordinary course of business of AmSouth and are on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons; and

(2)	with respect to extensions of credit by AmSouth or its subsidiaries to such director or affiliated company or its subsidiaries, such extensions of credit (a) have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of Sarbanes-Oxley Act), and (b) no event of default has occurred under this loan.

A director will not fail to be deemed independent because of charitable contributions made to any charitable organizations of which the director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

For relationships that do not meet the categorical standards, the determination of whether the relationship is material or not and therefore whether the director is independent or not will be made by the directors who satisfy the independence and categorical standards tests. For example, the directors could determine that a charitable giving situation that did not meet the categorical standards criteria was nevertheless immaterial under the particular circumstances and find that the affected director is independent. The Board would explain in the next annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality described above.

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AMSOUTH BANCORPORATION

Annual Meeting of Shareholders

April 21, 2005

11:00 AM

Birmingham, Alabama

PROXY CARD

AMSOUTH BANCORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John D. Buchanan and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of AmSouth Bancorporation held of record by the undersigned at the Annual Meeting of Shareholders to be held on Thursday, April 21, 2005, and at any adjournments thereof. This card also provides voting instructions for shares held in the AmSouth Bancorporation Thrift Plan and/or the AmSouth Bancorporation Direct Stock Purchase and Dividend Reinvestment Plan, and held of record by the trustee and agent of such plans. If no directions are given, the proxies will vote for the election of all nominees, for Proposal 2, and against Proposal 3. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

Please sign exactly as name or names appear on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(continued, and to be signed, on other side)

AMSOUTH BANCORPORATION

C/O PROXY SERVICES

P.O. BOX 9112

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage- paid envelope we have provided or return it to AMSOUTH BANCORPORATION,c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

AMST01

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMSOUTH BANCORPORATION

The Board of Directors unanimously recommends

a vote FOR Proposals 1 and 2, and AGAINST Proposal 3.

DIRECTORS’ PROPOSALS -

DIRECTORS RECOMMEND A VOTE “FOR”

For All

Withhold All

For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Election of Directors

Proposal 1. Nominees:

01) Earnest W. Deavenport, Jr.

02) James R. Malone

03) Ronald L. Kuehn, Jr.

For Against Abstain

Proposal 2. Ratification of Ernst & Young, LLP as independent registered public accounting firm

SHAREHOLDER PROPOSAL - DIRECTORS RECOMMEND A VOTE “AGAINST”

For Against Abstain

Proposal 3. To approve the Shareholder Proposal relating to Political Contributions.

For comments, please check this box and write them on the back where indicated

Yes No

Please indicate if you plan to attend this meeting.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date